Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE	July 28, 2010
1329 Millwood Road
McKinney, Texas 75069		Contact: Frank J. Bilban
972-562-9473		Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS SECOND QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced dramatically improved results for the second quarter and six months ended June 30, 2010.
Net sales for the second quarter ended June 30, 2010 were $236.1 million compared to $159.4 million during the second quarter of 2009. Higher prices for building wire sold in the quarter ended June 30, 2010 accounted for most of the increase in net sales dollars, increasing 44.9% per copper pound sold versus the same period in 2009. Sales prices rose primarily due to higher copper prices. Unit volume in the second quarter of 2010 increased 2.3% versus the second quarter of 2009. Net income for the second quarter of 2010 increased 1,256.5% to $8.1 million versus $0.6 million in the second quarter of 2009. Fully diluted net earnings per common share were $0.35 in the second quarter of 2010 versus $0.03 in the second quarter of 2009.
Net sales for the six months ended June 30, 2010 were $411.3 million compared to $303.8 million during the same period in 2009. Higher prices for building wire sold in the six months ended June 30, 2010 accounted for the increase in net sales dollars, increasing 59.2% per copper pound versus the same period in 2009. Unit volume in the six months ended June 30, 2010 decreased 14.9% versus the same period in 2009. Net income for the six months ended June 30, 2010 was $5.7 million versus $5.2 million in the same period in 2009. Fully diluted net earnings per common share were $0.24 for the six months ended June 30, 2010 versus $0.22 in the same period in 2009.
On a sequential quarter comparison, net sales for the second quarter of 2010 were $236.1 million versus $175.2 million during the first quarter of 2010. Unit volume increased 34.1% on a sequential quarter comparison. Net income for the second quarter of 2010 was $8.1 million versus a loss of $2.5 million in the first quarter of 2010. Fully diluted net income per common share was $0.35 in the second quarter of 2010 versus a loss of $0.11 in the first quarter of 2010.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce strong quarterly earnings in the midst of the severe recession currently taking place in the construction industry. As we have repeatedly noted, the key metric to our earnings is the “spread” between the price of wire sold and cost of raw copper. That spread increased 35.7% in the second quarter of 2010 versus the second quarter of 2009, while our unit volume shipped in the second quarter of 2010 increased 2.3% versus the second quarter of 2009. The spread increased 14.7% on a sequential quarter basis while unit volume increased 34.1%. The sequential quarterly comparisons are particularly encouraging. We believe the sequential trends are due to several factors. In the first quarter of 2010 we posted our lowest unit sales in over a decade. This was due not only to the construction and building wire recession in the United States, but also due in part to the fact that a former competitor was purchased early in the first quarter, and liquidated their remaining wire inventory during the first quarter at very low prices. We elected not to match these price levels, negatively impacting our unit volume in the first quarter. First quarter volumes may have also been reduced by severe winter weather in the northern states. In the second quarter, the building wire industry exhibited improved pricing discipline, favorably impacting our spreads and allowing our unit volume to return to what we believe may be more “normal” levels.
We continue to strive to support industry price increases to maintain the momentum started during the past quarter. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $90.5 million in cash as of June 30, 2010. We also declared another quarterly cash dividend during the second quarter of 2010.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2009 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended June 30,		6 Months Ended June 30,
$’s in 000’s	2010	2009	2010	2009
Net Income	$8,135	$600	$5,669	$5,216
Income Tax Expense	4,618	54	2,998	2,377
Interest Expense	109	826	363	1,696
Depreciation and Amortization	3,389	3,514	6,861	6,984

EBITDA	$16,251	$4,994	$15,891	$16,273

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

Current Assets
Cash	$90,503	$226,769
Receivables, net	182,309	133,176
Inventories	39,992	42,563
Prepaid Expenses and Other	2,216	4,991

Total Current Assets	315,020	407,499

Property, Plant and Equipment, net	131,299	126,856

Other Assets	197	203

Total Assets	$446,516	$534,558

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$17,876	$11,942
Accrued Liabilities and Other	19,895	18,245
Current Portion of Long-Term Debt	—	100,430

Total Current Liabilities	37,771	130,617

Long Term Liabilities
Non-Current Deferred Income Taxes	10,631	10,957

Total Long Term Liabilities	10,631	10,957

Total Liabilities	48,402	141,574

Stockholders’ Equity
Common Stock	263	263
Additional Paid in Capital	44,446	44,057
Treasury Stock	(21,269)	(21,269)
Retained Earnings	374,674	369,933

Total Stockholders’ Equity	398,114	392,984

Total Liabilities and Stockholders’ Equity	$446,516	$534,558

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
Net Sales	$236,094	100.0%	$159,351	100.0%	$411,323	100.0%	$303,836	100.0%
Cost of Sales	209,179	88.6%	147,491	92.6%	373,807	90.9%	274,141	90.2%

Gross Profit	26,915	11.4%	11,860	7.4%	37,516	9.1%	29,695	9.8%

Selling, General and Administrative Expenses	14,068	6.0%	10,730	6.7%	26,052	6.3%	21,338	7.0%

Operating Income	12,847	5.4%	1,130	0.7%	11,464	2.8%	8,357	2.8%

Net Interest & Other Expense	94	0.0%	476	0.3%	2,797	0.7%	764	0.3%

Income before Income Taxes	12,753	5.4%	654	0.4%	8,667	2.1%	7,593	2.5%

Income Taxes	4,618	2.0%	54	0.0%	2,998	0.7%	2,377	0.8%

Net Income	$8,135	3.4%	$600	0.4%	$5,669	1.4%	$5,216	1.7%

Basic Earnings Per Share	$0.35		$0.03		$0.24		$0.23

Diluted Earnings Per Share	$0.35		$0.03		$0.24		$0.22

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,171		22,999		23,165		22,998

-Diluted	23,334		23,299		23,246		23,288

Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04